Exhibit 10.13

Elaine B. Bittner

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (this “Amendment”) is made effective as of January 1, 2012, by and between Chesapeake Utilities Corporation, a Delaware corporation (the “Company”), and Elaine B. Bittner (the “Executive”).

Background Information

The parties to this Amendment (the “Parties”) entered into an Executive Employment Agreement effective January 1, 2011 (the “Employment Agreement”), regarding the Executive’s employment relationship with the Company. The Parties desire to amend the Employment Agreement pursuant to Paragraphs 18 and 20 of the Employment Agreement in order to comply with the final Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to amend Paragraph 5 of the Employment Agreement to reflect that incentive awards under the Company’s bonus and incentive plans or any future arrangement established by the Company are subject to repayment by Executive under certain circumstances.

Amendment of the Employment Agreement

The Parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

1. Definitions. All capitalized terms used in this Agreement but which are not otherwise defined herein, shall have the respective meanings given those terms in the Employment Agreement, as applicable.

2. Retirement Plans. Paragraph 5(d) of the Agreement shall be renumbered to Paragraph 5(e).

3. Recovery of Compensation. New paragraph 5(d) of the Agreement is hereby inserted as follows:

“(d) Recovery of Compensation. The Executive acknowledges and agrees that all or any portion of an incentive award under the above described bonus and incentive compensation plans or any future arrangement established by the Company to provide incentive or bonus compensation, whether payable in cash, Company common stock or other property, (“Award”) is subject to an obligation of repayment by the Executive to the Company if the amount of the Award was calculated based upon the achievement of certain financial results (as reflected in the financial statement of the Company or otherwise) or other performance metrics that, in either case, were subsequently found to be materially inaccurate. The amount that shall be repaid by the Executive to the Company shall be based on the excess amount paid or awarded to the Executive under the Award as compared to the amount that would have been paid or awarded had the material inaccuracy not occurred. If the Compensation Committee of the Board of Directors determines that the Executive engaged in misconduct, malfeasance or gross negligence in the performance of his or her duties that either caused or significantly contributed to the material inaccuracy in financial statements or other performance metrics, there shall be no time limit on this right of recovery, which shall apply to all future Awards as well as to any and all pre-existing Awards that have not yet been determined and paid as of the date of this Amendment. In all other circumstances, this right of recovery shall apply to all future Awards as well as to any and all pre-existing Awards that have not yet been determined and paid as of the date of this Amendment for a period not exceeding one year after the date of payment of each such Award. In addition, the Executive hereby agrees that, if he or she does not promptly repay the amount recoverable hereunder within thirty (30) days of a demand therefore, such amount may be withheld from compensation of any type not yet due and payable to the Executive, including, but not limited to, the cancellation of future Awards, as determined by the Compensation Committee in its sole discretion. In addition, the Compensation Committee is granted the discretionary authority to interpret and enforce this provision as it determines to be in the best interest of the Company and equitable to the parties. Notwithstanding anything herein, this provision shall not be the Company’s exclusive remedy with respect to such matters. In addition, the parties agree that the Company may unilaterally amend this provision at any time to comply with applicable law or securities exchange listing rules, as the same may be in effect from time to time, during the Current Term or the Extended Term of this Agreement.”

4. Welfare Benefits. Paragraph 5(e) of the Agreement shall be renumbered to Paragraph 5(f).

5. Other Benefits. Paragraph 5(f) of the Agreement shall be renumbered to Paragraph 5(g).

6. Expenses. Paragraph 5(g) of the Agreement shall be renumbered to Paragraph 5(h) and new Paragraph 5(h) is hereby amended by adding the following to the end thereof:

“If any reimbursements under this provision are taxable to the Executive, such reimbursements shall be paid on or before the end of the calendar year following the calendar year in which the reimbursable expense was incurred, and the Company shall not be obligated to pay any such reimbursement amount for which Executive fails to submit an invoice or other documented reimbursement request at least 10 business days before the end of the calendar year next following the calendar year in which the expense was incurred. Such expenses shall be reimbursable only to the extent they were incurred during the term of the Agreement. In addition, the amount of such reimbursements that the Company is obligated to pay in any given calendar year shall not affect the amount the Company is obligated to pay in any other calendar year. In addition, Executive may not liquidate or exchange the right to reimbursement of such expenses for any other benefits.”

7. Paragraph 5(h). Paragraph 5(h) of the Agreement shall be renumbered to Paragraph 5(i). New Paragraph 5(i) is hereby amended to make Paragraph references consistent with the amendments to Paragraph 5 in this Amendment. The first sentence of New Paragraph 5(i) shall be replaced with the following:

“Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or practice, but, it being the intent of the parties that the Executive shall continue to be entitled during the Extended Term to benefits and perquisites as set forth in Paragraphs 5(a) through 5(c) and 5(e) through 5(h) at least equal to those attached to her position on the date of this Agreement, nothing in this Agreement shall operate as, or be construed to authorize, a reduction during the Extended Term without Executive’s written consent in the level of such benefits or perquisites as in effect on the date of a Change in Control.”

8. Payment Upon Termination During Extended Term. Paragraph 6(c) of the Agreement is hereby amended by adding the following to the end thereof:

“In addition, and notwithstanding the foregoing provisions of this Paragraph 6(c), if the Extended Termination Date occurs more than two (2) years after the occurrence of a Change in Control, then the amount payable in cash under this provision shall be payable in substantially equal installments over the one (1) year period following the Executive’s “separation from service” within the meaning of Code Section 409A. The number of substantially equal installments shall be equal to the number of regular payroll periods during said one (1) year period, with one installment payable on each such payroll period. In addition, to the extent required in order to comply with Code Section 409A, cash amounts that would otherwise be payable under this Paragraph 6(c) during the six-month period immediately following the Extended Termination Date (and which are not eligible for the exception applicable to payments due to involuntary separation under Treas. Reg. Section 1.409A-1(b)(9)(iii)) shall instead be paid, with interest on any delayed payment at the applicable federal rate under Code Section 7872(f)(2)(A), on the first business day after the date that is six (6) months following the Executive’s “separation from service” within the meaning of Code Section 409A. Further, any taxable welfare benefits provided to Executive pursuant to this Paragraph 6(c) that are not “disability pay” or “death benefits” within the meaning of Treas. Reg. Section 1.409A-1(a)(5) (collectively, the “Applicable Benefits”) shall be subject to the following requirements in order to comply with Code Section 409A. The amount of any Applicable Benefits provided during one taxable year shall not affect the amount of the Applicable Benefits provided in any other taxable year, except that with respect to any Applicable Benefits that consist of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements over some or all of the Covered Period, as described in Treas. Reg. Section 1.409A-3(i)(1)(iv)(B). To the extent that any Applicable Benefits consist of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. No Applicable Benefits may be liquidated or exchanged for another benefit. During the period of six (6) months immediately following Executive’s separation from service (within the meaning of Code Section 409A), Executive shall be obligated to pay the Company the full cost for any Applicable Benefits that do not constitute health benefits of the type required to be provided under the health continuation coverage requirements of Code Section 4980B, and the Company shall reimburse Executive for any such payments on the first business day that is more than six (6) months after Executive’s separation from service, together with interest on such amount from the date of separation from service through the date of payment at the applicable federal rate under Code Section 7872(f)(2)(A).”

9. Maximum Payment Upon Termination. Paragraph 7(b) of the Agreement is hereby amended by adding the following to the end thereof:

“Notwithstanding the foregoing, if the exercise of discretion reserved to the Executive in determining the Notice of Application would violate Code Section 409A, then such discretion shall be eliminated and the amounts payable under Paragraph 6(c) shall be reduced proportionately.”

10. Renewal. Paragraph 15 of the Agreement is hereby amended by adding the following to the end thereof:

“Notwithstanding any other provision of this Agreement, the termination of this Agreement for any reason shall not result in the termination of the rights and obligations of the parties under the provisions of Sections 5(d), 6, 7, 9, 10, 14 and 16 hereof, which shall survive any such termination. The right of recovery provisions of Section 5(d) shall cease to apply during the Extended Term and shall be automatically terminated upon a Change in Control of the Company (as defined in Paragraph 2(d)) except with respect to any right of recovery that has been asserted prior to such Change in Control.”

11. Set-off. Paragraph 17 of the Agreement is hereby amended by replacing the existing text with the following:

“The Company shall have no right of set-off or counterclaim in respect of any claim, debt or obligation against any payments or benefits provided for in this Agreement except as otherwise provided herein.”

12. Code Section 409A. Paragraph 20 of the Agreement, the existing text of which is redundant to Paragraph 18, shall be replaced with the following:

“Notwithstanding any provision of Paragraph 10 or 14 of the Employment Agreement to the contrary, any legal fees and expenses to be paid by the Company pursuant to Paragraph 10 or 14 shall be subject to the following requirements in order to comply with Code Section 409A. Such legal fees and expenses shall be paid by the Company only to the extent incurred during the Term of the Agreement or for a period of ten (10) years after the Executive’s “separation from service” (as defined in Code Section 409A). The Company shall pay such legal fees and expenses no later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, and the Company shall not be obligated to pay any such fees and expenses for which the Executive fails to submit an invoice at least ten (10) business days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.”

13. Captions. The captions of the various sections of this Amendment are not part of the context of this Amendment, but are only labels to assist in locating those sections, and shall be ignored in construing this Amendment.

14. Construction. This document is an amendment to the Employment Agreement. In the event of any inconsistencies between the provisions of the Employment Agreement and this Amendment, the provisions of this Amendment shall control. Except as modified by this Amendment, the Employment Agreement shall continue in full force and effect without change.

EXECUTIVE:

/s/ Elaine B. Bittner		Date: January 1, 2012
Elaine B. Bittner

CHESAPEAKE UTILITIES CORPORATION

By:	/s/ Michael P. McMasters	Date: January 1, 2012
Michael P. McMasters
President and Chief Executive Officer